Exhibit 99.1

News Release

GLOBAL GREEN SOLUTIONS SIGNS MEMORANDUM OF
UNDERSTANDING TO MERGE GREENSTEAM DEVELOPMENT INC.

Company Expands Portfolio of Reduction of Greenhouse Gas Solutions and Renewable
Alternative Energy

San Diego, CA - November 15, 2006 - Global Green Solutions Inc., (OTCBB:GGRN), a developer of ecotechnology solutions for industrial energy applications, today announced that it has entered into a Memorandum of Understanding ("MOU") to merge Greensteam Development Inc., a Delaware corporation and developer of a methodology for converting bio-mass waste into energy. The acquisition is expected to be completed by December 31, 2006.

Under the terms of the MOU, once the acquisition of Greensteam is completed, a joint venture, Global Greensteam Inc., will be formed with Houston, Texas-based ITS Engineered Systems, Inc. ("ITS"), a developer and manufacturer of steam generation units, and Columbus, Ohio-based Onix Corporation ("Onix"), a developer and manufacturer of bio-waste combustion technology.

Global Greensteam Inc. will design, build, own and operate bio-mass waste fueled steam generation units. ITS and Onix will provide leading technologies that can efficiently deliver the energy output from the bio-mass fuel with minimal emissions. This innovative green technology will reduce steam generation energy costs for oil production companies by approximately 30 percent by substituting renewable bio-mass for natural gas - a significant environmental and economic benefit.

Global Green Solutions will be the primary operating partner and have a 57 % ownership position in the joint venture, with ITS Engineered Systems 38% and Onix Corporation 5% equity partners.

About Global Green Solutions Inc.
Global Green develops and implements ecotechnology solutions that produce renewable energy and reduce greenhouse gas emissions in energy industry applications. Global Green has offices in Vancouver, Houston, El Paso, San Diego, London, Brussels, Caracas and Johannesburg.

Contacts:
Investors Relations
Global Green Solutions
toll free: 1-866-408-0153 or 1-800-877-1626
Info : www.globalgreensolutiondinc.com
or

Murdock Capital
212.421.2545
lmejia@murdockcapital.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statement that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the company's operations, markets, products and prices as well as other factors discussed in the company's various filings with the Securities and Exchange Commission.